Exhibit 99.1
Pro Forma Unaudited Consolidated Financial Information
     The following unaudited pro forma consolidated financial statements have been prepared from the historical financial statements of Cardo Medical, Inc., as adjusted, to give effect to the sale of substantially all of the assets of the Spine Division, which we refer to as the Spine Asset Sale below. The Spine Asset Sale was consummated on April 4, 2011 pursuant to the Asset Purchase Agreement, dated as of April 4, 2011, entered into by Cardo Medical, Inc., Cardo Medical, LLC (Cardo Medical, Inc. and Cardo Medical, LLC are collectively referred to as the “Sellers”) and Altus Partners, LLC (the “Buyer”) pursuant to which the Sellers agreed to sell substantially all of the assets of the Sellers’ spine division to the Buyer in exchange for cash consideration of $3,000,000. The unaudited pro forma consolidated balance sheet as of December 31, 2010 reflects adjustments as if the Spine Asset Sale had occurred on December 31, 2010. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 reflect adjustments as if the Spine Asset Sale had occurred on January 1, 2010.
     The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of Cardo Medical, Inc. had the Spine Asset Sale occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.
     These unaudited pro forma consolidated financial statements should be read in conjunction with Cardo Medical, Inc.’s historical consolidated financial statements and accompanying notes included in its Form 10-K filed on March 31, 2011.

		Pro Forma
		Adjustment
		Effect of
	December 31,	Spine	Pro Forma
	2010	Asset Sale	Combined
		(unaudited)	(unaudited)
		[A]
(in ‘000s)
Assets
Current assets
Cash	$127	$3,000	$3,127
Accounts receivable, net	413		413
Prepaid expenses and other current assets	99		99

Total current assets	639	3,000	3,639

Assets held for sale	4,765	(713)	4,052
Deposits	31		31

Total assets	$5,435	$2,287	$7,722

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,656	$	$1,656
Note payable — Arthrex	—		—
Note payable — related party	300		300
Note payable	200		200

Total liabilities	2,156	—	2,156

Stockholders’ equity
Common stock	230		230
Additional paid-in capital	25,773		25,773
Note receivable from stockholder	(50)		(50)
Accumulated deficit	(22,674)	2,287	(20,387)

Total stockholders’ equity	3,279	2,287	5,566

Total liabilities and stockholders’ equity	$5,435	$2,287	$7,722

[A]	The adjustment reflects the sale of substantially all of the inventory and property and equipment of the Spine Division. Per the Asset Purchase Agreement with Altus Partners, LLC, the total cash consideration amounts to $3,000,000.

		Pro Forma Adjustment
	Year Ended	Gain on
	December 31,	Spine	Pro Forma
	2010	Asset Sale	Combined
		(unaudited)	(unaudited)
		[A]
(in ‘000s)
Net sales	$—	$—	$—
Cost of sales	—	—	—

Gross profit	—	—	—
Research and development expenses	—	—	—
Selling, general and administrative expenses	583	—	583

Loss from operations	(583)	—	(583)
Interest income (expense), net	27	—	27
Loss from continuing operations before income tax provision	(556)	—	(556)
Provision for income taxes	—	—	—

Loss from continuing operations	(556)	—	(556)
Discontinued operations
Loss from discontinued operations	(10,953)	—	(10,953)
Gain on disposal	—	2,287	2,287

Net (loss) income	$(11,509)	$2,287	$(9,222)

Basic and diluted (loss) income per share before discontinued operations	(0.00)	—	(0.00)
Discontinued operations	(0.05)	0.01	(0.04)
Basic and diluted loss per share	$(0.06)	$0.01	$(0.04)

Weighted average shares outstanding:
Basic and diluted	230,293,141	230,293,141	230,293,141

[A]	The gain on the spine asset sale represents the difference between the sales price of $3,000,000, less the carrying value of the assets being sold ($713,000).